SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of

                           The Securities Act of 1934

                        Date of Report: December 3, 1998


                   INTERCHANGE FINANCIAL SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)



     New Jersey                         1-10508                  22-2553159
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
incorporation or organization)                               Identification No.)


                Park 80 West/Plaza Two, Saddle Brook, N.J. 07663
              (Address of principal executive offices) (Zip Code)


                                 (201) 703-2265
              (Registrant's telephone number, including area code)
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5. Other Events

Year 2000 Information and Readiness Disclosure Act of 1998

     Information provided on the Company's year 2000 issues contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Act") are "Year Readiness Disclosures" as defined by the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386, a U.S. statute) enacted on October 19, 1998, to the extent applicable under the Act. Copies of such disclosures are attached hereto and can be obtained from the Company upon request.

Form 10-K for the fiscal year ended December 31, 1997

Year 2000 Readiness Disclosure

     Many existing computer programs use only two digits to identify a year in the date field. As a result, the computer applications affected by such programs could fail or produce incorrect results by or at the Year 2000. The Company acknowledges the need to ensure its operations will not be adversely affected by Year 2000 computer software failures. Software failures due to processing errors, potentially arising from calculations using the Year 2000 date, are a known risk.

     The Company has implemented a five step plan that involves awareness, assessment, validation, renovation and implementation. It is currently assessing the extent to which its systems may be affected and is communicating with all necessary vendors concerning timely and completed remedies for those systems that require modification. The Company is also communicating with all third parties, on which it relies, to assess their progress in evaluating their systems and implementing any corrective measures. The Company has been taking, and will continue to pursue, all reasonably necessary steps to protect its operations and assets. It is currently anticipated that by December 31, 1998, the Company will be Year 2000 compliant. At this time, the Company has not yet determined the cost, which will be expensed as incurred, of evaluating its computer software or databases, or of making any modifications required to correct any "Year 2000" problems.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


INTERCHANGE FINANCIAL SERVICES CORPORATION



By: /s/ Anthony Labozzetta
    Anthony Labozzetta
    Executive Vice President and CFO

Date:    December 3, 1998